Exhibit 99.1

One Horizon’s China Aishuo App Optimized for Xiaomi, China’s Biggest Selling Smartphone Brand

Surpasses 5 Million Downloads on Xiaomi, Baidu, Tencent and 360.CN

LIMERICK, IRELAND--(June 30, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that its technology has been further optimized for the Xiaomi smartphone model range.

One Horizon deployed its R&D resources to further enhance its VoIP technology to detect and tune optimized voice quality on Xiaomi phones. Xiaomi is China’s biggest selling smartphone vendor [source: IDC http://www.idc.com/getdoc.jsp?containerId=prHK25437515 ].  These efforts are in-line with the Company’s strategic goal to position Aishuo with the best VoIP performance available in the market for Chinese consumers. Aishuo is also optimized for Android and iPhone operating systems.

The Company plans to continue its R&D focus on optimizing its application and service on Xiaomi smartphones given the expansion of the Xiaomi brand in China, India and South East Asia in order to keep the Aishuo App as the top performing retail VoIP service across the other top four brands in China’s smartphone marketplace including Samsung, Lenovo, Huawei and Coolpad.

During 2014, over 420 million smart phones were shipped to China . [source: IDC http://www.idc.com/getdoc.jsp?containerId=prHK25437515].  The top five smartphone makers including Xiaomi  in 2014 represent over 55% of the total market share.  One Horizon believe that its optimization efforts will ensure it to maximize its profit from   these individual and distinct hardware platforms.

The Company is confident that competitors cannot achieve its level of quality or flexibility as they are constrained by legacy VoIP standards. While One Horizon, as the creators of a brand new mobile VoIP standard, can adapt improvements and deploy without barriers.

"Given that we invented these revolutionary new VoIP techniques, our in-house R&D teams have the scope and flexibility to ensure that our software performs are in the best way possible on all handsets that Aishuo will run on," said Brian Collins, Founder and CEO of One Horizon. “Not only do we use less mobile bandwidth to ensure the ultimate VoIP call quality, but also we use less battery power for a voice call, both of which are fundamentally important factors in being the best VoIP App for our Chinese consumers.”

One Horizon’s Chinese retail VoIP service, brand named Aishuo, supports all of the major Chinese mobile payment platforms including China UnionPay, Alibaba’s Alipay and Tencent’s Wechat Wallet for a range of premium Aishuo app services.  These services currently include One Horizon’s industry leading proprietary optimized-for-mobile VoIP calling solution with competitive per minute call-rates as low as ¥0.15/min, and the Virtual SIM number rental service, which provides a local Chinese number for friends and family to call without the need for an expensive mobile plan - ideal for students and overseas travelers wishing to avoid incoming roaming fees.  Aishuo is available in over 25 smartphone App stores including Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and the hugely exciting newcomer Xiaomi on mi.com.

The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and has recently surpassed 5.19 million downloads. The Company is seeking to acquire 15 million new subscribers on its mobile VoIP service over a two-year period with a view to leveraging this significant user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us